EXHIBIT 77D TO FORM N-SAR

Registrant Name: Vanguard Bond Index Funds
File Number: 811-4681
Registrant CIK Number: 0000794105


Items 77D for Series 1,2,3,4


Vanguard may invest a small portion of each Funds assets in bond index futures and/or shares of bond exchange-traded funds (ETFs). Bond index futures and ETFs provide returns similar to those of the bonds listed in the index or a subset of the index. The advisor may pur-chase futures or ETFs when doing so will reduce the Funds transaction costs or add value because the instruments are favorably priced.